Exhibit 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416

FOR IMMEDIATE RELEASE

APRIL 22, 2009

CULLEN/FROST REPORTS FIRST QUARTER RESULTS,

DOUBLE-DIGIT DEPOSIT GROWTH

•	$549 million increase in average deposits a new quarterly record

•	Average loans up 11.3 percent over first quarter of 2008, but flat on linked quarter

•	Record $15.3 billion in assets

SAN ANTONIO – Cullen/Frost today reported net income for the first quarter of 2009 of $45.0 million, or $.76 per diluted common share, compared to first quarter 2008 earnings of $52.8 million, or $.89 per diluted common share. Returns on average assets and equity were 1.23 percent and 10.33 percent respectively, compared to 1.59 percent and 13.89 percent for the same period of 2008.

“Given the challenging global and U.S. economy, I was pleased with our performance for the first quarter,” said Dick Evans, chairman and CEO of Cullen/Frost. “For the second consecutive quarter, we generated a record quarter-over-quarter increase in average deposits as Texans, trusting Frost as a safe haven, brought in an additional $549 million. While average loans were up 11.3 percent over the first quarter of 2008, we have seen them level off recently, as many commercial clients are wisely building up liquidity and delaying new projects until the economic uncertainty subsides. Capital levels continue to be strong, as they were when we declined to apply for funding under the TARP last year.

“At the same time our revenue growth was impacted by the Fed’s unprecedented reduction of interest rates to near zero at the end of 2008. In addition, our expense growth was affected by a $4.1 million increase in FDIC premiums.

“As expected, Texas is not immune to the effects of the broader U.S. recession. The state’s overall economy is slowing, impacted by weaknesses in the job market, lowered rig counts and reduced exports linked to Mexico’s economic problems. Although our non-performing asset levels have been impacted by the recent slowdown in the Texas economy, we remain confident in our ability to manage credit quality. Cullen/Frost is well positioned to navigate through difficult times, as our executive team was with the company during the 1980s. We know how to manage through economic uncertainty and have the disciplines, experience and commitment to guide this company and our customers through the challenges ahead.

“Our outstanding employees continue to inspire me as they meet our strategic priorities, live our value system and take great care of customers every day.”

For the first quarter of 2009, net interest income on a taxable-equivalent basis increased 2.2 percent to $137.7 million, compared to the $134.8 million reported for the first quarter of 2008. Average loans for the quarter rose 11.3 percent to $8.8 billion, from the $7.9 billion reported a year earlier. Average deposits for the quarter were $11.5 billion, an increase of 10.2 percent from the $10.4 billion reported in the first quarter of 2008 and 5.0 percent from the $10.9 billion the previous quarter.

Noted financial data for the first quarter follows:

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Net interest income on a taxable-equivalent basis increased $3.0 million or 2.2 percent to $137.7 million, from the $134.8 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets, which was partly offset by a decrease in the net interest margin and the effect of one less day in the first quarter of 2009 due to leap year in 2008. A record linked-quarter increase in average deposits of $549 million helped to fund the increase in the volume of interest earning assets. The net interest margin was 4.33 percent, compared to the 4.67 percent reported in the first quarter of last year. The drop was due, in part, to rate cuts by the Federal Reserve totaling 200 basis points since the end of the first quarter of 2008. When compared to the fourth quarter of 2008, the net interest margin decreased by 27 basis points from 4.60.

•	Non-interest income for the first quarter of 2009 was $69.9 million, compared to $70.2 million reported a year earlier.

Trust fees fell to $16.0 million, from the $18.3 million reported in the first quarter of 2008. Impacting trust fees was a $1.6 million decrease in the level of investment fees, which are generally assessed based on the market values of trust assets that are managed and held in custody. These values were $21.3 billion at the end of the first quarter of 2009 compared to $24.4 billion at March 31, 2008. Oil and gas trust management fees were also down $566 thousand from the first quarter of 2008.

Service charges on deposits were $24.9 million, up $5.3 million or 27.1 percent compared to the same quarter a year earlier. Impacting this rise was a $5.2 million increase in service charges on commercial accounts, primarily related to an increase in treasury management fees. A drop in the earnings credit rate for commercial accounts, compared to a year earlier, impacted treasury management fees. When interest rates are lower, customers earn less credit for their deposit balances, and this, in turn, increases the amount of service charges to be paid through fees.

Insurance commissions and fees were $10.8 million for the quarter, a decrease of 3.6 percent from the $11.2 million reported for a year earlier.

Other income decreased $2.8 million to $11.5 million, compared to $14.3 million for the first quarter of 2008. Impacting other income a year earlier was a $1.9 million gain related to the Visa Inc. initial public offering that resulted from a partial redemption of the corporation’s Visa shares. Also impacting this decrease was a $743 thousand decrease in gains on the sale of student loans.

•

Non-interest expense for the first quarter of 2009 was $129.5 million, up $9.5 million or 7.9 percent from the $120.0 million reported for the first quarter of 2008. Salaries and related employee benefits were up $2.8 million or 4.0 percent over the same period a year ago, due primarily to normal annual merit increases and the addition of new employees, which was offset, in part, by a decrease in incentive compensation. Net occupancy expense was $10.7 million for the first quarter of 2009, up $1.0 million or 10.8 percent compared to the same period in 2008. The increase was due primarily to an increase in lease expense (up $468 thousand) and an increase in utilities (up $170 thousand). Furniture and equipment expense was $10.4 million for the first three months in 2009, an increase of $1.4 million or 15.8 percent from the same quarter last year. The increase from the first three months in 2008 was primarily related to an increase in software amortization expense (up $534 thousand) and software maintenance expense (up $528 thousand). Deposit insurance expense was $4.4 million for the first quarter of 2009, increasing $4.1 million from the same period a year ago.

•

For the first quarter of 2009 the provision for possible loan losses was $9.6 million, compared to net charge-offs for the quarter of $5.7 million or .26 percent of average loans on an annualized basis. The loan loss provision for the first quarter of 2008 was $4.0 million, compared to net charge-offs of $3.8 million. Non-performing assets at quarter end were $127.8 million, compared to $36.6 million a year earlier and $78.0 million the previous quarter. In general, this increasing trend in non-performing assets is reflective of the current economic weakness. The allowance for possible loan losses as a percentage of loans increased to 1.30 percent at March 31, 2009, compared to 1.15 percent at the end of the first quarter of 2008 and 1.25 percent at December 31, 2008.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 22, 2009 at 10:00 a.m. Central Daylight Time (CDT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12:00 p.m. CT until midnight Sunday, April 26, 2009 at 800-642-1687, with the Conference ID # of 94661695. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $15.3 billion at March 31, 2009. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest banking organization headquartered in Texas that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

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Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	Political instability.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Changes in the competitive environment among financial holding companies and other financial service providers.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2009	2008
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS

Net interest income	$129,632	$138,081	$134,736	$131,328	$129,880
Net interest income(1)	137,733	143,707	139,655	136,223	134,767
Provision for possible loan losses	9,601	8,550	18,940	6,328	4,005
Non-interest income:
Trust fees	15,969	17,483	19,749	19,040	18,282
Service charges on deposit accounts	24,910	23,697	22,642	21,634	19,593
Insurance commissions and fees	10,751	6,470	8,261	7,015	11,158
Other charges, commissions and fees	6,762	8,407	10,723	9,496	6,931
Net gain (loss) on securities transactions	—	(133)	78	(56)	(48)
Other	11,472	13,274	15,862	13,452	14,312

Total non-interest income	69,864	69,198	77,315	70,581	70,228

Non-interest expense:
Salaries and wages	56,776	58,468	57,803	54,534	55,138
Employee benefits	15,240	10,517	10,677	11,912	14,113
Net occupancy	10,690	10,384	10,342	10,091	9,647
Furniture and equipment	10,363	10,010	9,657	9,182	8,950
Deposit insurance	4,376	1,785	1,859	659	294
Intangible amortization	1,781	1,929	1,976	1,955	2,046
Other	30,273	30,450	30,658	31,757	29,852

Total non-interest expense	129,499	123,543	122,972	120,090	120,040

Income before income taxes	60,396	75,186	70,139	75,491	76,063
Income taxes	15,414	22,223	21,174	22,944	23,283

Net income	$44,982	$52,963	$48,965	$52,547	$52,780

PER SHARE DATA
Net income - basic	$0.76	$0.89	$0.83	$0.89	$0.90
Net income - diluted	0.76	0.89	0.83	0.89	0.89
Cash dividends	0.42	0.42	0.42	0.42	0.40
Book value at end of quarter	30.34	29.68	27.16	26.11	26.85

OUTSTANDING SHARES
Period-end shares	59,423	59,416	59,299	59,081	58,747
Weighted-average shares - basic	59,189	59,171	58,932	58,733	58,538
Dilutive effect of stock compensation	75	311	433	483	520
Weighted-average shares - diluted	59,264	59,482	59,365	59,216	59,058

SELECTED ANNUALIZED RATIOS
Return on average assets	1.23%	1.47%	1.44%	1.56%	1.59%
Return on average equity	10.33	12.79	12.39	13.44	13.89
Net interest income to average earning assets(1)	4.33	4.60	4.74	4.68	4.67

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2009	2008
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,809	$8,712	$8,434	$8,187	$7,918
Earning assets	12,942	12,435	11,712	11,717	11,605
Total assets	14,881	14,347	13,486	13,518	13,382
Non-interest-bearing demand deposits	3,971	3,803	3,605	3,531	3,518
Interest-bearing deposits	7,487	7,106	6,797	6,885	6,876
Total deposits	11,458	10,909	10,402	10,416	10,394
Shareholders’ equity	1,766	1,647	1,573	1,573	1,529

Period-End Balance:
Loans	$8,779	$8,844	$8,596	$8,354	$8,013
Earning assets	13,530	13,001	11,984	11,608	11,874
Goodwill and intangible assets	551	551	553	554	556
Total assets	15,331	15,034	14,061	13,671	13,794
Total deposits	12,033	11,509	10,618	10,627	10,728
Shareholders’ equity	1,803	1,764	1,611	1,542	1,577
Adjusted shareholders’ equity(1)	1,650	1,626	1,593	1,557	1,513

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$114,168	$110,244	$107,109	$94,520	$92,498
as a percentage of period-end loans	1.30%	1.25%	1.25%	1.13%	1.15%

Net charge-offs	$5,677	$5,415	$6,351	$4,306	$3,846
Annualized as a percentage of average loans	0.26%	0.25%	0.30%	0.21%	0.20%

Non-performing assets:
Non-accrual loans	$114,233	$65,174	$45,475	$40,485	$28,642
Foreclosed assets	13,533	12,866	9,683	9,146	7,944

Total	$127,766	$78,040	$55,158	$49,631	$36,586
As a percentage of:
Total loans and foreclosed assets	1.45%	0.88%	0.64%	0.59%	0.46%
Total assets	0.83	0.52	0.39	0.36	0.27

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based Capital Ratio	10.64%	10.30%	10.33%	10.15%	9.98%
Total Risk-Based Capital Ratio	12.98	12.58	12.67	12.68	12.55
Leverage Ratio	8.70	8.80	9.04	8.69	8.51
Equity to Assets Ratio (period-end)	11.76	11.73	11.46	11.28	11.43
Equity to Assets Ratio (average)	11.87	11.48	11.66	11.63	11.42

(1)	Shareholders’ equity excluding accumulated other comprehensive income(loss).

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